Exhibit 10.1

June 19, 2025

Patrick Kelleher

By Email

Dear Patrick,

On behalf of GXO Logistics, Inc. (“GXO” or the “Company”), I’m happy to offer you the position of Chief Executive Officer of GXO. Your employment will commence effective as of a mutually agreed date that is as soon as practicable after the date of this letter and in any event no later than August 19, 2025 (the date that your employment commences, the “Effective Date”). This letter sets forth all of the terms and conditions of the offer and will become effective on the Effective Date.

Reporting and Work Location. In your role as CEO of GXO, you will report directly to the board of directors of the Company (the “Board”). Your principal place of employment will be GXO’s headquarters in Greenwich, CT, subject to such business travel as may be required from time to time, and you will be required to relocate your personal residence to the Greenwich, CT metropolitan area no later than December 31, 2025. Between the Effective Date and the date that you relocate your personal residence, the Company will reimburse you for reasonable airfare and lodging expenses in connection with your commute to the Company’s headquarters and will provide additional make-whole payments in respect of the income taxes imposed on such reimbursement payments.

Full-Time Employment. You will be required to devote your full time and attention to your duties and responsibilities for the Company. You may not take up any outside full or part-time employment or director positions without the prior written consent of the Board.

Your Compensation. We would like to offer you the following compensation package:

•	Base Salary: You will receive a base salary of $700,000 on an annualized basis, paid in accordance with the Company’s normal pay practices, less all applicable withholdings and deductions, and pro-rated for any partial period worked. Your base salary will be subject to periodic review for increases but not decreases.

•	Annual Incentive: You will be eligible to participate in the Company’s annual incentive plan, subject to the terms and conditions of the plan, as may be in effect from time to time. The incentive plan structure is based on a target percentage of your base salary. The target incentive for you is 160% of your base salary. The amount of your earned annual incentive award, if any, will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and paid in accordance with the Company’s practices in effect from time to time for other similarly situated senior executives. Your annual incentive award for 2025 will be paid at a level that is no less than the target level and will be prorated to reflect the period between the Effective Date and December 31, 2025.

•	Sign-On Bonus: Within thirty days following the Effective Date, you will be paid a one-time lump sum cash payment (the “Sign-On Bonus”) in the amount of $250,000 in recognition of the bonus that you will forfeit upon the termination of your employment with your current employer. Payment of the Sign-On Bonus is subject to your continued employment through the payment date, except that if your employment is terminated without Cause (as defined in the Company Severance Plan) on or after the Effective Date and before the Sign-On Bonus is paid, then you will remain entitled to receive the Sign-On Bonus within thirty days following the Effective Date. In the event that (a) your employment is terminated by the Company for Cause or (b) you voluntarily terminate your employment without Good Reason (as defined in the Company Severance Plan), in each case prior to the date that is the first anniversary of the Effective Date, you will be required to repay your Sign-On Bonus to the Company in full. For the avoidance of doubt, in the event that your employment terminates after the payment date of the Sign-On Bonus in any circumstance not covered by the immediately preceding sentence, you will not be required to repay the Sign-On Bonus.

•	Sign-On Equity Awards: On the Effective Date, you will be granted sign-on equity awards consisting of (a) an award of time-vesting restricted stock units with a target value of $1,250,000 (the “Sign-On RSU Award”) and (b) an award of performance-vesting stock units with a target value of $3,400,000 (the “Sign-On PSU Award” and, together with the Sign-On RSU Award, the “Sign-On Equity Awards”). The number of shares of Company common stock subject to the Sign-On RSU Award and the target number of shares of Company common stock subject to the Sign-On PSU Award will be determined by dividing the applicable target value by the average closing stock price of the Company’s common stock on the New York Stock Exchange over the period of thirty consecutive calendar days ending on, and including, the last calendar day prior to the date that the Company publicly announces your appointment. Your Sign-On Equity Award will be granted to you in recognition of the equity awards that you will forfeit in connection with the termination of your employment with your current employer and in lieu of an equity award granted pursuant to the Company’s regular annual grant cycle in respect of 2025. The Sign-On Equity Awards will be subject to the terms and conditions of the Company’s 2021 Omnibus Equity Plan (the “Omnibus Plan”) and the applicable award agreement thereunder. The vesting terms applicable to the Sign-On Equity Awards will be set forth in the applicable award agreements and are summarized below.

o	The Sign-On RSU Award will vest in equal installments, with one-third vesting on each of the first three anniversaries of the Effective Date, subject to your continued employment with the Company through each applicable vesting date.

o	The Sign-On PSU Award will vest on the third anniversary of the grant date, subject to your continued employment with the Company through such date and subject to achievement of the applicable performance goals. Between 0-225% of the target number of shares subject to the Sign-On PSU Award may be earned based on the Company’s total shareholder return (“TSR”) relative to the component companies of the S&P Mid Cap 400 Index during the three-year performance period. 100% of the target number of shares subject to the Sign-On PSU Award will be earned if the Company’s TSR reaches the 55th percentile and 225% of the target number of shares subject to the Sign-On PSU Award (the maximum payout) will be earned if the Company’s TSR reaches the 90th percentile. The total number of shares that may be earned is capped at 100% of the target number of shares if the Company’s absolute TSR during the performance period is negative.

o	The treatment of each of the Sign-On RSU Award and the Sign-On PSU Award upon your termination of employment will be set forth in the applicable award agreement and will generally be consistent with the termination provisions applicable to 2025 annual restricted stock unit awards and 2025 annual performance-vesting stock unit awards, respectively, previously granted by the Company to executive officers.

•	Annual Long-Term Incentives. Beginning with the 2026 fiscal year, you will be eligible to participate in the Company’s long-term equity incentive program as in effect from time to time for similarly situated senior executive officers. Subject to approval by the Compensation Committee, your equity award in respect of the 2026 grant cycle will have a target value of $3,400,000. Your annual long-term incentive awards will be subject to the terms of the Omnibus Plan (or any successor equity plan) and the award agreements thereunder to be entered into between you and the Company at the time of grant. Such awards will be reflective of your individual performance and contributions, Company performance, and the scope and expectations of your position/role in the Company. As an at-will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.

Your Benefits.

•	Employee Benefits. The Company will offer a competitive benefits package—including healthcare coverage, life/disability insurance, 401(k) plan eligibility and more. You will be eligible for benefits on the Effective Date and in accordance with the programs of the Company available to similarly situated senior executives from time to time (including paid-time-off and treatment of business expenses). Under the Company’s paid time off policy in effect as of the date of this letter, you will be entitled to three weeks of vacation time per year. Please note that the Company reserves the right to modify, amend and/or terminate the employee benefits at any time in its sole and absolute discretion, consistent with applicable law.

•	Relocation Benefits. As discussed, we are pleased to provide you with relocation benefits in connection with your relocation to Greenwich, CT. Such benefits will include (a) home finding and home marketing assistance, (b) temporary accommodations, (c) household goods shipment and (d) reimbursement for reasonable air travel expenses. In the event that (i) your employment is terminated by the Company for Cause (as defined in the Company Severance Plan), or (ii) you voluntarily terminate your employment without Good Reason (as defined in the Company Severance Plan), in each case prior to December 31, 2026, you will be required to repay the relocation benefits provided to you under this letter to the Company in full.

•	Reimbursement of Legal Fees. The Company will reimburse you for all reasonable and documented legal fees incurred by you in connection with the preparation, negotiation and execution of this letter and any ancillary agreements that you are required to enter into in connection with this letter, in an amount up to $10,000.

•	D&O Indemnification and Insurance. With respect to your role as an officer of the Company and an officer and/or director of any of the Company’s subsidiaries, you will be covered by the Company’s directors’ and officers’ insurance policy and directors and officer indemnification provisions to the same extent, and on the same terms and conditions, as other similarly situated officers or directors of the Company (or such subsidiaries).

Company Severance Plan. During your employment as Chief Executive Officer, you will be eligible to participate in the Company Severance Plan (a copy of which is enclosed with this letter), as in effect from time to time.

Your Representations and Conditions of Employment.

•	Company Policies. As a condition of your continued employment, you are required to abide by the Company’s rules and policies as may be published from time to time.

•	Confidential Information Protection Agreement. Your acceptance of this offer and commencement of employment with GXO is contingent upon you entering into a Confidential Information Protection Agreement (“CIPA”), which prohibits unauthorized use or disclosure of GXO’s confidential and proprietary information and includes an 18-month non-competition provision (subject to two six-month extensions at the Company’s election), a two-year non-solicitation of customers provision and a one-year non-solicitation and non-hire of employees provision following the termination of your employment with GXO.

•	Authority; No Conflicts; Prohibited Use of Confidential Information. As a condition of your employment and without limitation of the provisions of the CIPA, you hereby (a) represent that you have the right to enter into this letter, that doing so is not and does not conflict with or breach any obligations you may have under any other agreement or court order; (b) represent that you: (i) have provided us true, correct and complete copies of any agreement to which you are subject containing non-competition, non-solicitation or similar restrictions or covenants in favor of any prior employer or other party and (ii) are free to enter into this letter and be employed by us in accordance with the terms of this letter without breaching or violating any such prior agreements; and (c) agree not to disclose or use any former employer’s confidential information in any form unless you first obtained the prior written consent of that former employer.

At-Will Employment. Your employment with the Company will be “at-will,” and will continue only so long as continued employment is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. We request that, in the event of resignation, you give the Company at least 30 days advance notice. Neither this offer letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration. The at-will employment relationship cannot be changed except in writing signed by the Board.

Entire Offer. This letter, along with the CIPA and the award agreements governing the Sign-On Equity Awards, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). This offer letter is not to be construed as a contract for employment in any particular position for any particular salary or time period.

Taking the next step. As you know, GXO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we are sure to continue along this trajectory and move forward to greater success.

Please make sure you have read the offer letter completely, plus all information included with it. Then sign and return the offer letter and the CIPA to me.

If you have any questions, please reach out to me. We look forward to working with you!

[Signature Page Follows]

Sincerely,

/s/ Corinna Refsgaard
Corinna Refsgaard, Chief Human Resources Officer

Enclosures: Confidential Information Protection Agreement and Company Severance Plan

EMPLOYMENT ACCEPTANCE

I accept GXO’s offer of employment as stated above.

/s/ Patrick Kelleher
Patrick Kelleher

June 19, 2025
Date

[Signature Page to Offer Letter]